LEHMAN BROTHERS HOLDINGS INC.

TERM SHEET

Issuer:	Lehman Brothers Holdings Inc.
Ratings:	A1/A+/A+
Principal Amount:	$750,000,000

Security Type:	Senior Medium Term Notes

Legal Format:	SEC Registered

Settlement Date:	May 16, 2006
Maturity Date:	May 17, 2013
Issue Price:	99.749%
Coupon:	5.75%
Benchmark Treasury:	3.625% due May 15, 2013
Spread to Benchmark:	Plus 73 basis points (.73%)
Treasury:
Treasury Strike:	5.064%
All-in Yield:	5.794%
Interest Payment Dates:	Semi-annually on May 17 and November 17, commencing on
November 17, 2006

Denominations:	$1,000 X $1,000
Underwriters:	Lehman Brothers (90%) (bookrunner)
ABN Amro, ANZ Securities, Inc., BNP Paribas, BBVA, Calyon, HVB Capital Markets, Caboto, National Australia Bank, SunTrust Robinson Humphrey, Loop Capital Markets, LLC (1% each)

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Lehman Brothers Inc. by calling 1-888-603-5847.